Exhibit 10.18

Employment Agreement

This employment agreement (“Agreement”) is entered into as of September 13, 2010 (“Execution Date”) by and between China Swine Genetics, Inc. (“Company”), a Delaware corporation with business address at 19 West 44th Street, New York, New York, and Mr. Paul Yu Chiu Li (“Executive”), a US citizen (passport #210950430).

Based on the principles of equality and through amicable negotiation, both parties agree to enter into this agreement for the appointment of Executive as Chief Financial Officer (“CFO”) of the Company.

1.	Appointment

The Company hereby employs the Executive as the CFO of the Company, such employment to become effective as of the date following the date when the Company’s annual report on Form 10-K for its 2010 fiscal year is filed with the U.S. Securities and Exchange Commission (“Effectiveness Date”).

2.	Remuneration

a. The Company shall pay Executive base monthly salary of RMB 50,000 for the first year; base monthly salary of RMB 58,333 for the second year; and base monthly salary of RMB 66,667 is for the third year. The Executive’s base salary shall be subject to annual review by the Board of Directors of the Company (or a committee thereof) (the “Board”) and withholding and other applicable taxes.

b. Subject to the approval by the Board, the Company agrees to grant to the Executive options (hereinafter “Options”) to acquire, at an exercise price equals to $0.1 per share, 60,273 shares of the Company’s common stock with 1/3 vesting on each of the first, second and third anniversaries of the Execution Date, provided that the Executive is employed by the Company on such date. The vested option will be exercisable at any time for a period of three years commencing on the date of vest. If this Agreement is terminated within 3 years of the Effective Date for any reason, any unexercised Options shall immediately be forfeited.

c. The Executive will be based in both NYC, USA and Beijing, PRC with no less than three (3) months in each city per year. The Company will reimburse the Executive air tickets related to business conducted on behalf of and approved by the Company. The Executive selects NYC as his home base and shall pay for the lodging during his stay in NYC while the Company will bear the lodging expense in Beijing. The Company shall pay or reimburse the Executive, upon a proper accounting and presentation of appropriate documentation for reasonable travel expenses and disbursements incurred by him in the course of the performance of his duties under this Agreement in accordance with the normal policy of the Company for senior executives from time to time in effect.

d. The Company will provide basic office equipments including laptop for the Executive in both NYC and Beijing office necessary to conduct business on behalf of the Company.

3.	Responsibilities of the Executive

a.    The Executive shall use his best efforts, skills and abilities to promote and protect the interests of the Company and devote his entire working time and energies to the business and affairs of the Company. The Executive shall regularly (and no less frequently than weekly) report to the Chief Executive Officer of the Company on all of his activities and shall maintain close and regular contact with the Company’s accounting and finance personnel.   Executive shall, at all times, conduct himself in a professional manner and adhere to the standards, ethical obligations, rules, policies, regulations and procedures of the Company which are presently in force or which may be established from time to time by the Company.  Executive shall take no action that violates any law, rule or regulation whatsoever while acting in his capacity as employee.  Executive shall, at all times, act in a fiduciary capacity for the Company and acknowledges the Company is relying upon and placing trust in Executive. Executive accepts the fiduciary responsibilities and trust placed in Executive by the Company.

    b.    During the Term, the Executive shall serve as Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company (the “Chief Executive Officer”), and shall perform duties consistent with the position of a chief financial officer of a U.S. publicly-listed corporation with operations in the People’s Republic of China.  Without limiting the generality of the foregoing, the Executive shall, under the supervision and direction of the Chief Executive Officer:

（i）Serve and execute all applicable documents, filings and reports as the principal accounting officer of the Company for purposes of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) and, in connection therewith, be responsible, in coordination with the Company’s existing accounting personnel, for: (A) all accounting and financial reporting and controls of the Company and its wholly-owned subsidiaries and (B) all financial related disclosure controls of the Company and its wholly-owned subsidiaries;

 (ii) Oversee all aspects of the Company’s annual audit, including communications and interactions with the Company’s independent registered accounting firm, the of Board of Directors of the Company (the “Board”) or any designated audit committee thereof, the Chief Executive Officer and the Company’s outside legal counsel;

 (iii) Oversee the preparation and filing of the Company’s annual and quarterly financial statements and related SEC reports (including the Management’s Discussion and Analysis of Financial Condition and Results of Operations contained therein) in conformance with all SEC rules and regulations and generally accepting accounting principles (“GAAP”) of the United States of America;

 (iv) Oversee the conversion of the Company’s financial statements from Chinese GAAP to U.S. GAAP;

(v) Design and implement relevant provisions of the Sarbanes-Oxley Act, and ensure the corporate internal governance in compliance with the relevant provisions of the U.S. securities laws and applicable stock market regulations;

(vi) Work with the Company’s other accounting and finance personnel to implement the finance function of the Company, including the preparation or review of budgets, projections and financial analyses;

(vii) Assist the Company in its communications with the SEC and all other applicable regulatory authorities;

 (viii) Assist Company executives with the preparation and implement of a strategic acquisition program and provide financial consultation and support for the Company’s acquisition initiatives;

(ix) During the Employment Term, the Executive shall lead and coordinate the Company’s investor relations activities which shall include, but is not limited to, communications with investors, analysts and media, and the Company’s public disclosure, and shall implement and monitor the corporate governance of the Company in compliance with all applicable laws and regulations. The Executive shall work in conjunction with other members of the executive management team to support the Company’s business growth;

(iix) Assist the Chief Executive Officer in communications with the investment community.  Prepare road show presentations for the Company or introduce the Company to potential investors at meetings; and

(xi) Provide training to the senior management and financial staffs of the Company.

c.     Executive further agrees that he will, without any additional compensation thereof, serve in such executive officer capacities with respect to the Company and any present or future subsidiaries and affiliated corporations and divisions as may from time to time be reasonably designated by the Chief Executive Officer or the Board.

4. Agreements of the Executive.

In order to induce the Company to enter into this Agreement, the Executive hereby agrees as follows:

a.           No Other Agreements. Executive represents and warrants to the Company that the execution and delivery of this Agreement, compliance with the terms herein contained and Executive’s employment by the Company will not violate or cause a breach of any contract, agreement or fiduciary relationship to which Executive is a party, including, without limitation, any restrictive covenants binding Executive to a prior employer.

b.           Confidentiality. Executive shall never: (A) disclose any Confidential Information; or (B) directly or indirectly give or permit any person or entity to have access to any Confidential Information; or (C) make any use, commercial or otherwise, of any Confidential Information, except solely as reasonably required to perform Executive’s employment duties with the Company and solely for the benefit of the Company.  “Confidential Information” means all confidential and proprietary of, about, or relating to the Company and the Company’s business, including, without limitation, any and all documents received or generated by Executive or the Company, existing and potential customer lists, trade secrets (as defined under applicable state law), pricing, financial, corporate, and personnel information, customer data, methods of operation, business plans, techniques, prototypes, sketches, drawings, models, inventions, know-how, processes, apparatus, software programs, computer codes, source codes, equipment, algorithms, source documents, formulae, methods, data, descriptions relating to current, future, and proposed products and services, information concerning research, experimental work, development, specifications, engineering, procurement requirements, purchasing, agents and suppliers, business forecasts, marketing plans and information received from third parties (including customers) that is subject to a duty on Executive’s part to maintain its confidentiality.  Confidential Information does not include information that is generally known to the public, provided it is generally known to the public other than as a result of disclosure of such information by Executive in violation of this Agreement.  Upon termination of his employment with the Company, the Executive shall return to the Company all documents, photographs, recorded or memory devices, papers and other property relating to the Company, containing Confidential Information, together with any copies thereof, and shall not retain any copies (either hard copy or electronic) of any Confidential Information.

c.           Return of Company Property. Executive agrees that all Company Property (as defined below) is solely the property of the Company and Executive waives and relinquishes any and all interests or property rights he may have therein in favor of the Company.  Executive shall immediately return all of the Company Property to the Company at such other location as may be directed by the Company upon: (A) the Company’s request at any time; and (B) upon the termination of Executive’s employment.  “Company Property” includes, but is not limited to: (X) records relating to customers, former customers, prospective customers and confidential information in whatever form they exist, and by whomever prepared, including, but not limited to, notes of Executive; (Y) tangible embodiments of or containing Work Product or confidential information; and (Z) tangible and intangible property pertaining to the Company’s business or arising out of or used by Executive in the performance of his duties for the Company.

d.           Disparaging Statements. In order to protect the goodwill of the Company and its affiliates, to the fullest extent permitted by law, the Executive, both during and after the term of this Agreement, agrees not to publicly criticize, denigrate or otherwise disparage any of the Company, its subsidiaries or affiliates, and each such entity’s employees, officers, directors, consultants, other service providers, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing.  In order to protect the business reputation of the Executive, to the fullest extent permitted by law, the Company, both during and after the term of this Agreement, agrees not to publicly criticize, denigrate, or otherwise disparage the Executive.  Nothing in this subsection shall prevent the Executive or the Company from cooperating in any governmental proceeding or from providing truthful testimony pursuant to a legally-issued subpoena.  The Executive promises to provide the Company with written notice of any request to so cooperate or provide testimony within five (5) days of being requested to do so, along with a copy of any such request, and the Company agrees to similarly provide the Executive with such notice.

       e.           Assignment of Work Product. Executive acknowledges and agrees that: (A) all Work Product (as defined below) shall be deemed a work for hire; and (B) he hereby assigns all of his intellectual property and other rights in all other Work Product to the Company.  All right, title and interest in and to, and the right to pursue protection for, Work Product shall vest solely with the Company. Upon request by the Company, Executive shall use reasonable efforts, at no additional expense, to assist the Company in securing any intellectual property protection for such Work Product and shall execute all documents reasonably necessary to effect an assignment as contemplated herein. Executive hereby appoints the Company’s President or Chairman of the Board if there is no President, with full authority in the place and stead of Executive and in the name of the Executive or otherwise, from time to time in the Company’s discretion, to take any action and to execute any instrument which the Company may deem necessary or advisable to accomplish the purposes of this subsection.  Executive hereby acknowledges that such power of attorney and proxy are coupled with an interest and are irrevocable.  No license is granted to Executive in, to or under any Work Product or other intellectual property (including, but not limited to, patents, trade secrets, copyrighted materials and trademarks) owned, licensed or otherwise assertable by Executive by express or implied grant, estoppel or otherwise, except for a limited right to use any such intellectual property solely in the performance of Executive’s employment duties and solely for the benefit of the Company.  All benefits from the use of any such intellectual property, including Work Product, shall inure solely to the Company.  The Executive will not use any Work Product (as defined below), the rights to which are owned by any former employer of the Executive or other person from whom the Executive has not obtained all required rights, and all Work Product developed by the Executive while employed with the Company shall be original to the Executive or developed in corroboration with other employees of the Company, and shall not infringe upon the intellectual property rights of any third party. “Work Product” means all tangible or intangible works: (X) (1) created, produced or modified during or in connection with Executive’s employment by the Company; or (2) which are related to, or that can be utilized in, the Company Business; and (Y) that could qualify as the subject matter of a copyright, patent, trade secret or any other form of intellectual property; and shall include, without limitation, all work produced by or for the benefit of the Company, any affiliate of the Company, or any customers, former customers and prospective customers of the Company.

f.            Non-competition and Non-solicitation

In consideration of the salary paid to the Executive by the Company, the Executive agree that during the term of the Employment and for a period of three (3) years following the termination of the Employment for whatever reason:

a.
The Executive will not approach clients, customers or contacts of the Company or other persons or entities introduced to the Executive in the Executive’s capacity as a representative of the Company for the purposes of doing business with such persons or entities which will harm the business relationship between the Company and such persons and/or entities;

b.
unless expressly consented to by the Company, the Executive will not assume employment with or provide services as a director or otherwise for any Competitor (as defined below), or engage, whether as principal, partner, licensor or otherwise, in any Competitor;

c.
unless expressly consented to by the Company, the Executive will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company employed as at or after the date of such termination, or in the year preceding such termination.

d.
have any equity or other ownership interest in, or become a director or manager of, or be otherwise associated with, or engaged or employed by, any customer, prospect or former customer of the Company or their subsidiary or parent entities or affiliates in any job or career that relates to or concerns any activity substantially similar, in whole or in part, to the Company’s business.

As used herein, “Competitor” refers to any business or activity which competes, directly or indirectly, with or carries on the business of the Company, or any business activity substantially similar to the Company’s business, as constituted from time to time.

g.            Enforcement. The Executive acknowledges and agrees that the covenants contained herein are reasonable, that valid consideration has been and will be received and that the agreements set forth herein are the result of arms-length negotiations between the parties hereto.  The Executive recognizes that the provisions of this Section 4 are vitally important to the continuing welfare of the Company and its affiliates and that any violation of this Section 4 could result in irreparable harm to the Company and its affiliates for which money damages would constitute a totally inadequate remedy.  Accordingly, in the event of any such violation by the Executive, the Company and its affiliates, in addition to any other remedies they may have, shall have the right to institute and maintain a proceeding to compel specific performance thereof or to obtain an injunction or other equitable relief restraining any action by the Executive in violation of this Section 4 without posting any bond therefor or demonstrating actual damages, and Executive will not claim as a defense thereto that the Company has an adequate remedy at law or require the posting of bond. If any of the restrictions or activities contained in this Section 4 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.  Executive acknowledges that injunctive relief may be granted immediately upon the commencement of any such action without notice to Executive and in addition Company may recover monetary damages.

h.           Separate Agreement.  The parties hereto further agree that the provisions of Section 4 are separate from and independent of the remainder of this Agreement and that Section 4 is specifically enforceable by the Company notwithstanding any claim made by Executive against the Company.  The terms of this Section 4 shall survive termination of this Agreement.

5.	Responsibilities of the Company

a.	The Executive shall have been delegated appropriate authority to carry out its duties.
b.	The Executive shall have the right to participate in the mandatory social security insurance programs.
6.	Term of this Agreement

This Agreement shall have a term from the date hereof until September 6, 2013 unless earlier terminated pursuant to the terms hereof (the “Employment Term”). This Agreement is renewable with mutual consent by both parties.

       7. Amendment

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

       8. Termination of the Agreement

 a. By the Company. The Company may terminate the Employment for Cause, at any time, without notice or remuneration, or for any other reason or no reason on thirty (30) days prior written notice to the Executive. “Cause” shall mean (1) the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement, (2) the Executive has been negligent or acted dishonestly to the detriment of the Company, (3) the Executive has engaged in actions amounting to gross negligence, misconduct, malfeasance, disloyalty, dishonesty or a breach of trust against the Company or failed to perform his or her duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure, (4) the Executive’s intentional perpetration, participation in or attempted perpetration of fraud or other willful misconduct on the Company or its subsidiaries or affiliates; (5) the Executive has died, or (6) the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Board renders Executive unable for a period of two (2) months to perform substantially his duties hereunder.

 b. By the Executive. By giving three months’ prior written notice, the Executive may resign prior to the expiration of the Agreement.

 c. Notice of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

9. Notices. All notices, requests, demands and other communications provided in connection with this Agreement shall be in writing and shall be deemed to have been duly given at the time when hand delivered, delivered by express courier, or sent by facsimile transmission (with receipt confirmed by the sender’s transmitting device) in accordance with the contact information provided below or such other contact information as the parties may have duly provided by notice.

if to the Company

With a copy to

if to the Executive

or such other address as may be designated in writing hereafter, in the same manner, by such Party.

10.   Miscellaneous Provisions

        a. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof.  No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement.

        b. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement, which shall remain in full force and effect and the parties will act in good faith to seek to amend this Agreement so as to render the invalid or unenforceable provisions valid and enforceable while retaining the original intent and meaning of such provision to the maximum extent possible.  No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement.  No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

c. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

d. The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

e. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       f. Executive shall hold the Company and its officers, directors, other employees, contractors and agents harmless from and against all claims, obligations, losses, damages, liabilities, fines, costs and expenses (including, without limitation, reasonable attorney’s fees pretrial, trial and appellate) arising out of or incurred as a result of or in connection with: (A) Executive’s failure to meet his or her obligations to the Company; (B) Executive’s breach of any covenant, warranty or representation set forth in this Agreement; and (C) Executive’s negligent, fraudulent or illegal acts.  The Company shall hold Executive harmless from and against all claims, obligations, losses, damages, liabilities, fines, costs and expenses (including, without limitation, reasonable attorney’s fees pretrial, trial and appellate) arising out of or incurred as a result of or in connection with: (A) the Company’s failure to meet its obligations to Executive hereunder, and (B) the Company’s breach of any covenant, warranty or representation set forth in this Agreement.

        gj. This Agreement shall be construed and governed under and by the laws of the State of New York, USA.  Executive agrees that exclusive venue for any legal action authorized hereunder shall be in the state or ferdeal courts located in the State of New York, city of New York.

       h. The Executive shall provide his reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to the Executive and in respect of such periods of time as shall not unreasonably interfere with the Executive’s ability to perform his duties with any subsequent employer; provided, however, the Company shall pay any reasonable travel, lodging and related expenses that the Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY

CHINA SWINE GENETICS, INC.

By: _____________
Name: Zhenyu Shang
Title:  Chief Executive Officer

EXECUTIVE

________________